UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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Mobility Electronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

April 26, 2007
Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Mobility Electronics, Inc., a Delaware corporation, to be held at 10:00 a.m., local time, on Monday, June 11, 2007 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the meeting, which includes the election of one director to serve until the annual meeting of stockholders in 2010 and such other matters that shall properly come before the meeting or any adjournments thereof. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Our directors and officers will be present to help host the meeting and to respond to any questions that our stockholders may have. I hope that you will be able to attend.

Our Board of Directors believes that a favorable vote on the matter to be considered at the meeting is in the best interest of Mobility and our stockholders and unanimously recommends a vote “FOR” such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy card promptly. Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of your Board of Directors, thank you for your support.

Sincerely,

Charles R. Mollo
Chairman of the Board, President and
Chief Executive Officer

MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mobility Electronics, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Monday, June 11, 2007 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, for the following purposes:

1. to elect one member of the Board of Directors, for a three-year term, to serve until the annual meeting of stockholders in 2010; and

2. to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on April 20, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

A list of stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the location of the meeting on June 11, 2007 and during ordinary business hours for a period of at least ten days prior to the meeting at the Company’s offices located at 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255.

Information concerning the matters to be acted upon at the meeting is more fully described in the accompanying Proxy Statement.

Your vote is important. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly to assure that your shares are represented at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is provided. Even if you have given your proxy, you may still vote in person if you attend the meeting. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

Brian M. Roberts
Secretary

Scottsdale, Arizona
April 26, 2007

MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2007

This proxy statement and the accompanying proxy are first being mailed on or about April 26, 2007 to the holders of the common stock of Mobility Electronics, Inc., a Delaware corporation, by the Board of Directors to solicit proxies for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on June 11, 2007 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, or at such other time and place to which the meeting may be adjourned.

At the meeting, our stockholders will consider and vote upon the following matters:

1. the election of one member of the Board of Directors, which will consist of a total of five directors, to serve until the annual meeting of stockholders in 2010; and

2. such other business as may properly come before the meeting or any adjournments thereof.

REVOCABILITY OF PROXIES

A proxy may be revoked before it is exercised by delivering written notice of such revocation to Computershare Investor Services, 350 Indiana Street, Suite 800, Golden CO 80401, Attention: Proxy Department, which revocation must be received before June 11, 2007. If notice of revocation is not received by such date, a stockholder may nevertheless revoke a proxy by attending the meeting and voting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, please follow the instructions you receive from them to vote your shares.

RECORD DATE AND VOTING SECURITIES

The Board has set the record date for determining the stockholders entitled to vote at the meeting as of the close of business on April 20, 2007. Mobility’s common stock, par value $0.01 per share, constitutes the only class of securities entitled to notice of, or to vote at, the meeting. As of the record date, we had 31,804,992 shares of common stock issued and outstanding. A holder of common stock on the record date shall be entitled to cast one vote for each share of common stock registered in his or her name.

QUORUM AND VOTING

Our bylaws require the presence at the meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote to constitute a quorum to transact business. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. In the election of directors, abstentions will have no effect on the outcome of the vote; however, in the votes on the other matters that properly come before the meeting abstentions will have the effect of votes “against” the proposals. Broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote at the meeting.

If a quorum is present, in order to be elected as a director, a nominee must receive the affirmative vote of the holders of a plurality of the shares of common stock present, either in person or by proxy, and entitled to vote on the election of directors. If a quorum is present, approval of all other matters that properly come before the meeting requires the affirmative vote of the holders of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote on the matter presented at the meeting.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the nominee for director named under Proposal No. 1, and (ii) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.

If sufficient votes for approval of the matters to be considered at the annual meeting have not been received prior to the meeting date, Mobility may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.

Under the Delaware General Corporation Law, stockholders do not have any rights of appraisal or similar rights of dissenters with respect to the proposals set forth in this proxy statement.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

The Board has nominated Larry M. Carr for re-election to the Board as a Class I director at the meeting, to serve until the 2010 annual meeting of stockholders and until his successor has been elected and qualified. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Mr. Carr to the Board. The nominee has consented to serve as a director of the Company if elected. If, at the time of the meeting, the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that the nominee will be unable or will decline to serve as a director.

Vote Required

In order to be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes of the shares of common stock present, either in person or by proxy, and entitled to vote on the election of directors. The Board recommends a vote FOR the election of Mr. Carr to the Board.

Board of Directors

Our Board has authorized seven director positions and our Board currently consists of six members. One of our current directors, Mr. Stead, serves as a Class I director whose term will expire at the meeting. Mr. Stead has indicated that he will retire from the Board at the end of his current term. As a result, assuming Mr. Carr is elected at the meeting, our Board will consist of only five members following the meeting. Although there is currently one vacancy on the Board, and there will be two vacancies following the meeting, you may not vote for a greater number of persons than the number of nominees named in this proxy statement. The Board, along with the assistance of the Corporate Governance and Nominating Committee, has considered, and continues to consider, whether to fill the vacancies on the Board. As of the date of this proxy statement, the Board has determined not to fill the vacancies. In the event any one or more appointments are made, however, each newly appointed director will be elected by the Board to serve on one of the three classes of our Board until that class is next up for re-election by our stockholders.

Each director holds office until the director’s term expires, the director resigns, is removed or dies, or until the director’s successor is duly elected and qualified. Our bylaws provide for a classified Board. In accordance with the terms of our bylaws, our Board is divided into three classes whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of Jerre L. Stead and Larry M. Carr, who, if elected at the meeting, will serve until the annual meeting of stockholders to be held in 2010. Mr. Carr is a nominee under this Proposal No. 1. If Mr. Carr is elected, there will be one vacancy in Class I after the annual meeting.

•	Class II consists of Jeffrey R. Harris and William O. Hunt, who will serve until the annual meeting of stockholders to be held in 2008.

•	Class III consists of Charles R. Mollo and Robert W. Shaner, who will serve until the annual meeting of stockholders to be held in 2009.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees, Continuing Directors and Executive Officers

Set forth below is information furnished to the Company by the director nominees, each incumbent director whose terms will continue following the meeting, and each executive officer who is not a director. There are no family relationships among any directors or executive officers of the Company. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

		Nominee or Continuing Director
Name	Age	and Term/ Executive Officer

Charles R. Mollo	55	Chairman of the Board, President and Chief Executive Officer and Director with term expiring in 2009
Larry M. Carr(1)(2)	63	Nominee with term expiring in 2010
Jeffrey R. Harris(1)(2)	58	Director with term expiring in 2008
William O. Hunt(1)(3)(4)	73	Director with term expiring in 2008
Robert W. Shaner(2)(3)	58	Director with term expiring in 2009
Joan W. Brubacher(5)	53	Executive Vice President, Chief Financial Officer and Treasurer
Jonathan S. Downer(5)	44	Senior Vice President, Worldwide Sales and Distribution
Brian M. Roberts(5)	34	Vice President, General Counsel and Secretary
Darryl S. Baker(5)	38	Vice President, Chief Accounting Officer and Controller

(1)	Member of Audit Committee

(2)	Member of Corporate Governance and Nominating Committee

(3)	Member of Compensation and Human Resources Committee

(4)	Lead Independent Director

(5)	Executive Officer

Charles R. Mollo is one of our founders and has been Chief Executive Officer and Chairman of the Board of Directors since our formation in May 1995, and President since July 1999, having previously served as President between March 1997 and June 1998. From September 1992 to May 1995, Mr. Mollo was the director of the Wireless Telephone Products Division of Andrew Corporation, a communications equipment services and systems company. From September 1986 to July 1992, Mr. Mollo was the Vice President of Corporate Development of Alliance

Telecommunications Corporation, a wireless telecommunications company. Between 1980 and 1986, Mr. Mollo was a Vice President of Meadows Resources, Inc., where he managed a venture capital and investment portfolio of approximately $150 million. In the past, he has served on the boards of a number of companies, including Alliance Telecommunications Corporation. Mr. Mollo holds a bachelor’s degree in Electrical Engineering from Manhattan College, a master’s degree in Electrical Engineering from Newark College of Engineering, and an MBA from the University of New Mexico.

Larry M. Carr has been a director since September 2000 and is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Carr has served as Chairman of the Board of Simtrol, Inc., formerly Video Conferencing Systems, Inc., a software company specializing in device control and monitoring, since 1998, and has been a director since 1993. Mr. Carr is also Chairman of the Board of NurseCore Management Services, LLC, a temporary services company in the healthcare industry, and a director of OHA Financial, Inc.

Jeffrey R. Harris has been a director since September 1995 and is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Harris is a Business Facilitation Consultant, having retired in 2002 from Public Service Company of New Mexico, a public utility company, where he worked since 1972, most recently as Director, International Business Development. Mr. Harris is also President of New Vistas Investment Corporation, a real estate development and management company, President of New Horizons Enterprises, Inc., a real estate investment and management company, Vice President of Homes By New Vistas, a custom home builder, and was a founder and principal of Bright Beginnings Child Development Centers, a 15-center childcare chain in New Mexico, until its sale in 1994.

William O. Hunt has been a director since December 1999 and is a member of the Compensation and Human Resources Committee, and Audit Committee, and also currently serves as Mobility’s lead independent director. From 1992 to 2001, Mr. Hunt served as Chairman of the Board of Wireless WebConnect!, Inc., a public access telecommunications firm, and from 1992 to 1998 served as its Chief Executive Officer. From 1993 to 1996, Mr. Hunt served as Vice Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, and from 1990 to 1993 served as its Chairman. From 1986 to 1992, Mr. Hunt served as Chairman of the Board, Chief Executive Officer and President of Alliance Telecommunications Corporation, a wireless telecommunications company. He is also currently a director of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services and systems.

Robert W. Shaner has been a director since May 2004 and is Chairman of the Compensation and Human Resources Committee and a member of the Corporate Governance and Nominating Committee. From December 2002 to September 2005, Mr. Shaner served as a director of REMEC, Inc., a wireless equipment and military product manufacturer, and from February 2004 to September 2004, served as its Interim Chief Executive Officer. From January 2001 to February 2003, Mr. Shaner served as the president of Wireless Operations for Cingular Wireless, LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to January 2001, Mr. Shaner served as President and Chief Executive Officer of Pacific Bell Wireless and Southwestern Bell Mobile Systems, providers of wireless communication services to consumers and businesses. Mr. Shaner served as the President and Chief Executive Officer of Pacific Bell Wireless from August 1998 to November 1999. From March 1997 to July 1998, Mr. Shaner served as president of SBCI Europe and Middle East for SBC International, Inc. Prior to 1997, Mr. Shaner held various management positions at Southwestern Bell Telephone/Telecom and Cellular One. Mr. Shaner also currently serves as the Chairman of the Board of Trustees of Central Methodist University and as a director of Interdigital Communications Corporation, a designer, developer and provider of advanced wireless technologies and products that drive voice and data communications.

Executive Officers

Joan W. Brubacher began working for us in 1998 as our Senior Financial Analyst, was appointed Controller in 1999 and promoted to Vice President in 2000. She was appointed to the position of Vice President and Chief Financial Officer in 2001 and Executive Vice President and Chief Financial Officer in 2002. Prior to joining us, Ms. Brubacher served as Chief Financial Officer for Phase Laser Systems, Inc., an electronics development/

manufacturing firm. Previously, she served as Chief Financial Officer and subsequently as Chief Operating Officer for Laserex, Inc., a laser pointer manufacturing company. Ms. Brubacher began her career with the international public accounting firm Ernst & Whinney (now Ernst & Young) and holds a bachelor’s degree in Business Administration with concentration in Accounting from Kansas State University.

Jonathan S. Downer joined us in July 2006 as Senior Vice President, Worldwide Sales and Distribution. Prior to joining Mobility, Mr. Downer was employed by Motorola, Inc. for approximately eleven years. During Mr. Downer’s tenure at Motorola, he served as the General Manager, Americas for Motorola’s Companion Products division from June 2003 to July 2006, the General Manager of the BellSouth/Cingular Account for Motorola PCS from February 1999 to August 2000, and National Sales Director for Motorola PCS (Canada) from October 1995 to February 1999. Prior to joining Motorola, Mr. Downer served as General Manager of the Mobile Communications division of Robert Bosch Canada from June 1992 to October 1995. Mr. Downer holds an MBA from Northwestern University’s Kellogg Graduate School of Management and a bachelor’s degree in Business Administration from Ryerson University.

Brian M. Roberts joined us in 2003 as Corporate Counsel. Mr. Roberts was appointed Secretary in December 2003, General Counsel in May 2005, and Vice President in April 2006. Prior to joining us, Mr. Roberts was an attorney with the law firm of Snell & Wilmer LLP from September 1998 to August 2003. Mr. Roberts holds a bachelor’s degree in Business Administration and a law degree, both of which were received from the University of Kansas.

Darryl S. Baker joined us in October 2001 as Controller. Mr. Baker was appointed Vice President in May 2002 and was appointed Chief Accounting Officer in April 2006. Prior to joining Mobility, from 1997 to 2001, Mr. Baker served as corporate controller for various publicly traded and entrepreneurial companies, including SkyMall, an integrated specialty retailer, and Integrated Information Systems, a provider of secure integrated information solutions. Prior to 1997, Mr. Baker was an audit manager for Ernst & Young. Mr. Baker currently serves as a member of the AeA National Committee on Sarbanes-Oxley. Mr. Baker holds a bachelor’s degree in Accountancy from the Marriott School of Management at Brigham Young University and is a Certified Public Accountant.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MR. CARR TO THE BOARD OF DIRECTORS.

BOARD COMMITTEES, INDEPENDENCE AND MEETING ATTENDANCE

Board and Committee Independence

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the rules of the The NASDAQ Global Market:

Larry M. Carr
Jeffrey R. Harris
William O. Hunt
Robert W. Shaner
Jerre L. Stead

In this proxy statement, these five directors are sometimes referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Board of Directors has also determined that each member of the Audit, Compensation and Human Resources, and Corporate Governance and Nominating committees meets the independence requirements applicable to those committees prescribed by the rules of The NASDAQ Global Market, the Securities and Exchange Commission and the Internal Revenue Service.

Meetings of Independent Directors

The Independent Directors meet in executive session at least twice annually. These meetings are chaired by the Lead Independent Director, who is appointed by the Board on an annual basis. Only Independent Directors are eligible to serve as the Lead Independent Director. Mr. Hunt currently serves as Lead Independent Director.

Board and Committee Meetings

Our Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board. It also holds special meetings when an important matter requires action by the Board between scheduled meetings. During 2006, the Board held twelve meetings, the Compensation and Human Resources Committee held five meetings, the Audit Committee held nine meetings, and the Corporate Governance and Nominating Committee held three meetings. During 2006, except for Jerre L. Stead who attended eight of the twelve Board meetings, four of the five Compensation and Human Resources Committee meetings, and one of the three Corporate Governance and Nominating Committee meetings, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

Board Committees

During 2006, the Board had three standing committees: the Compensation and Human Resources Committee, the Audit Committee, and the Corporate Governance and Nominating Committee. Each of these committees has a written charter which is available on our website at http://www.mobilityelectronics.com.

Audit Committee.  The Company’s Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board consists of Messrs. Harris (Chair), Carr and Hunt. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs.

The Board has determined that each member of the Audit Committee — Messrs. Harris, Hunt and Carr — is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. The Board of Directors has also determined that each member of the Audit Committee is independent under the rules stated above.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee of the Board, which we refer to as the Compensation Committee, currently consists of Messrs. Shaner (Chair), Hunt and Stead. The Board has not yet determined whether to replace Mr. Stead’s position on the Compensation Committee with another Independent Director following the meeting. The Compensation Committee makes determinations concerning salaries and incentive compensation for our executive officers, directors and certain employees and consultants and administers our 2004 Omnibus Long-Term Incentive Plan, our 2004 Non-Employee Director Long-Term Incentive Plan, our 1996 Long-Term Incentive Plan, our Employee Stock Purchase Plan, and our incentive compensation program. The Board of Directors has also determined that each member of the Compensation Committee is independent under the rules stated above.

The Compensation Committee’s membership is determined by the Board of Directors and during 2006 was composed of three non-management directors. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. During 2006, the Compensation Committee did not delegate any of its responsibilities. The Compensation Committee engaged an outside consulting firm in 2004 and 2005, Compensation Strategies, Inc., as a consultant to review Mobility’s compensation practices and to compare the compensation of Mobility’s executive officers and those of a comparative group. The Compensation Committee did not engage any consultant in 2006.

The Compensation Committee meets throughout the year in person to perform its duties and periodically approves and adopts, or makes recommendations to the Board for, the Company’s compensation decisions

(including the approval of grants of restricted stock units to our named executive officers). The CEO and the General Counsel attend regular Committee meetings (each meeting typically concludes with an executive session during which only the Committee members are present).

For more information on the processes and procedures for the consideration and determination of executive compensation, please refer to the discussion under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Committee.”

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee of the Board, which we refer to as the Nominating Committee, consists of Messrs. Carr (Chair), Harris, Shaner and Stead. The Board has not yet determined whether to replace Mr. Stead’s position on the Nominating Committee with another Independent Director following the meeting. The Nominating Committee’s role is to assist the Board in identifying qualified individuals to become members of the Board, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance policies and practices. The Board of Directors has also determined that each member of the Nominating Committee is independent under the rules stated above.

Director Nominations Policy

The Company’s Board of Directors has adopted a Director Nominations Policy. The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Company’s recommended slate of director nominees (“Candidates”). The Nominations Policy is administered by the Nominating Committee of the Board.

Minimum Criteria for Board Members

Each Candidate must possess at least the following specific minimum qualifications:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s stockholders.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and shall have established a record of professional accomplishment in his or her chosen field.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee or committees of which he or she is a member, and shall not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and shall be financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Guidelines.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being the leading provider of innovative products and solutions for the mobile electronics industry.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominations Policy divides the process for Candidates proposed by stockholders into the general nomination right of all stockholders and proposals by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934. In order for the director nomination to be timely, a stockholder’s notice to the Company must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedures described in the next paragraph are meant to establish an additional means by which certain stockholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, in accordance with the Nominations Policy, the Nominating Committee will evaluate a Candidate proposed by any single stockholder or group of stockholders that has beneficially owned more than 5% of the Common Stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) and that satisfies the notice, information and consent provisions in the Nominations Policy (a “Qualified Stockholder”). All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of stockholders, a notice from a Qualified Stockholder regarding a potential Candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified

Stockholder must also meet the definition of an “independent director” under the rules of the Nasdaq National Market.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, a member of the Nominating Committee, the Chairman of the Board or the chief executive officer will interview the Candidate and communicate his or her evaluation to the Nominating Committee members. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended Candidates for the Board’s consideration.

Future Revisions to the Nominations Policy

The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominations Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site at http://www.mobilityelectronics.com.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed the matters required to be discussed by SAS 61, as amended, (Codification of Statements on Auditing Standards, AU § 380) and Securities and Exchange Commission rules and regulations with KPMG LLP, our independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has reviewed, evaluated and discussed with KPMG LLP its independence from the Company. The Audit Committee has also discussed with management and KPMG LLP such other matters and received such assurances from them as it deemed appropriate.

Based upon the review and discussion of the above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Respectfully submitted:

Jeffrey R. Harris
William O. Hunt
Larry M. Carr

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of KPMG LLP, who were the Company’s independent registered public accounting firm for the year 2006, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee Charter states that the Audit Committee shall engage in a formal process every three years of soliciting proposals from various accounting firms regarding their potential engagement as the Company’s outside auditor. The Audit Committee is currently conducting this process and has therefore determined that it is not appropriate to ask the Company’s stockholders to ratify the retention of an independent registered public accounting firm at this year’s annual meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Our independent registered public accounting firm during the year ended December 31, 2006 was KPMG LLP. KPMG LLP has audited our financial statements since 1995. A representative of KPMG LLP is expected to be present at the meeting for the purpose of responding to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed to the Company for fiscal 2006 and fiscal 2005 by KPMG LLP:

	2006	2005

Audit Fees	$667,470	$633,150
Audit-Related Fees	18,350	6,950
Tax Fees	—	13,836
All Other Fees	—	—

Total	$685,820	$653,936

Audit Fees consist of fees relating to the audit of our year-end consolidated financial statements, the audit of our internal control over financial reporting, and reviews of our quarterly financial statements. Audit fees for 2006 also consist of fees relating to the review of the Think Outside acquisition, the stock option grant date review, and the review of asset impairments. Audit fees for 2005 also consist of fees relating to the filing of our amended annual report on Form 10-K for the year ended December 31, 2004 and amended quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Audit-Related Fees for 2006 consist primarily of fees relating to the review of the Mission transaction, and, for 2005, consist primarily of fees relating to the review of registration statements filed with the Securities and Exchange Commission.

Tax Fees consist of fees relating to tax compliance and advisory services.

The Audit Committee regularly determines whether specific projects or expenditures could potentially affect KPMG LLP’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP and has concluded that it is compatible.

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is directly responsible for the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm. The Audit Committee must approve, in advance, the provision by the independent registered public accounting firm of all audit services and permissible non-audit services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee also actively engages in a dialogue with the independent registered public accounting firm with respect to any relationships or services that may impact their objectivity and independence. In 2006, all fees paid to the independent registered public accounting firm for non-audit services were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Hunt, Shaner and Stead, who are all of the current members of our Compensation Committee, has at any time been one of our officers or employees nor had any relationship that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board or compensation committee of any entity which has one or more executive officers serving as a member of our Board or Compensation.

CORPORATE GOVERNANCE

Current copies of the following materials related to Mobility’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.mobilityelectronics.com.

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Corporate Governance and Nominating Committee Charter

•	Corporate Governance Guidelines

•	Director Nominations Policy

•	Code of Business Conduct and Ethics

•	Policy for Reporting Questionable Accounting or Auditing Matters

Copies may also be obtained, free of charge, by writing to: Secretary, Mobility Electronics, Inc., 17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255.

Stockholders may communicate directly with any or all of our Board members or any Board committee by writing to such individuals or committees in care of our Secretary. The Secretary will forward any such communications to the addressee on a regular basis. The Lead Independent Director will receive all communications directed to the Board, and the Chairman of each committee will receive all communications directed to that specific committee. Please address any written communications as follows:

Mobility Electronics, Inc.
[Addressee*]
c/o Secretary
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
*Board of Directors
*Audit Committee
*Compensation and Human Resources Committee
*Corporate Governance and Nominating Committee
*Name of individual director

The Corporate Governance Guidelines require each Board member to attend the Company’s annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. There were six directors at the time of the 2006 annual meeting of stockholders and all members were present.

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is posted on our Internet website at www.mobilityelectronics.com. If we make any amendment to, or grant any waivers of, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer principal accounting officer or controller, or persons performing similar functions, where such amendment or waiver is required to be disclosed under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on our Internet website at www.mobilityelectronics.com.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors for 2006. Mr. Mollo, who is our Chairman, President and Chief Executive Officer, does not receive any additional compensation for his service as a director.

	Fees Earned
	or Paid	Stock	Option
Name	in Cash ($)(1)	Awards ($)(1)(2)	Awards ($)(3)(4)	Total ($)

Larry M. Carr	-0-	112,514	-0-	112,514
Jeffrey R. Harris	12,500	99,964	-0-	112,464
William O. Hunt	33,500	91,875	-0-	125,375
Robert W. Shaner	-0-	136,431	-0-	136,431
Jerre L. Stead	16,000	90,014	-0-	106,014

(1)	During 2006, directors had the right to elect to receive quarterly fees earned in cash or stock under the Company’s 2004 Mobility Electronics, Inc. Non-Employee Director Plan which we refer to as the 2004 Director Plan. Amounts earned, but paid in stock, are reflected under the “Stock Awards” column. The number of shares issued is determined by dividing the designated portion of the retainer fee by the average closing price of the last thirty days of each applicable quarter. The shares to be issued are rounded up to the next whole share.

The directors received the following stock awards in 2006 in lieu of cash for quarterly fees:

Name	Number of Shares	$ Amount

Larry M. Carr	4,663 shares	26,500
Jeffrey Harris	1,772 shares	13,500
Robert W. Shaner	4,168 shares	23,000
Jerre L. Stead	653 shares	4,000

The dollar amount shown equals the amount recognized for financial statement reporting purposes for 2006 which was equal to the grant date fair value calculated in accordance with SFAS 123(R). A discussion of the assumptions used in calculating the compensation cost is set forth in Note 16 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)	The number of restricted stock units or RSUs held by the non-employee directors under the 2004 Director Plan at December 31, 2006 was as follows: Mr. Carr (28,300), Mr. Harris (28,300), Mr. Hunt (29,700), Mr. Shaner (49,800), and Mr. Stead (28,300). The amount shown in this column reflects the compensation expense recognized by Mobility in 2006 in accordance with SFAS 123(R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, for the outstanding RSUs granted to the Directors during 2006 and prior years. For RSUs granted in 2006, this amount equals the grant date fair value computed in accordance with SFAS 123(R). The directors received the following RSUs during 2006:

Name	Number of RSUs	$ Amount

Larry M. Carr	2,900	12,095
Jeffrey Harris	2,900	12,095
William O. Hunt	3,600	15,015
Robert W. Shaner	24,900	41,291
Jerre L. Stead	2,900	12,095

There were no forfeitures by the Directors in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 16 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

RSUs granted to the non-employee directors in 2004 vest 100% on May 26, 2007 and may vest earlier, on a pro rata basis, upon the individual’s death, disability or retirement. RSUs granted to the non-employee directors in

2005 and 2006 for their re-election to the Board vest 100% on the third anniversary of the grant date, and may vest earlier, on a pro rata basis, upon the individual’s death, disability or retirement. RSUs granted to the non-employee directors in 2005 and 2006 for their service as a member or Chairman of a Board committee vest 100% upon the one year anniversary of the grant date, and may vest earlier, on a pro rata basis, upon the individual’s death, disability or retirement.

(3)	We did not incur any compensation costs in 2006 for financial statement purposes in accordance with SFAS 123(R) for stock options granted in previous years to non-employee directors under the Company’s 1996 Incentive Stock Option Plan (the “1996 Plan”) and the 2004 Director Plan because all of these options were fully vested prior to January 1, 2006. No stock options were granted to the non-employee directors in 2006, and the director compensation program no longer includes the granting of stock options. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 16 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Stockholders.

(4)	The number of stock options held by the non-employee directors under the 1996 Plan and the 2004 Director Plan at December 31, 2006 was as follows: Mr. Carr (21,625), Mr. Harris (16,000), Mr. Hunt (0), Mr. Shaner (0), and Mr. Stead (31,625). There were no options granted to directors in 2006.

Director Compensation Program

The Compensation and Human Resources Committee is responsible for reviewing and approving the compensation of our non-employee directors. All of our non-employee directors are paid under the same compensation program. Officers of Mobility Electronics who also serve as directors do not receive any additional compensation for services as a director.

We use a combination of cash and equity-based compensation to attract and retain our non-employee directors. Compensation for our non-employee directors consists of an annual cash retainer, meeting fees, and annual grants of restricted stock units. Stock options are not currently a part of our non-employee director compensation program, and we do not provide retirement benefits to our non-employee directors. We grant equity awards under the 2004 Director Plan. Under this plan, we may grant stock options, stock appreciation rights, restricted stock awards and other stock awards as a means to attract and retain qualified individuals to serve on our Board and to align their interests with those of our stockholders. An aggregate of 400,000 shares of our common stock may be issued under the 2004 Director Plan. Our non-employee directors are eligible to participate in the Director Plan. The 2004 Director Plan is administered and interpreted by the Compensation Committee of the Board. The Compensation Committee has the authority to determine the members of our Board to whom grants will be made, the time when grants will be made, and the type, size, and terms of each grant. The Compensation Committee also has the authority to deal with any other matters arising under the 2004 Director Plan. However, the Compensation Committee does not have authority to reprice stock options or stock appreciation rights awarded under the Director Plan without stockholder approval.

Effective as of April 1, 2007, the cash and equity compensation payable to our non-employee directors is as follows:

•	an annual cash retainer of $30,000 per year;

•	a meeting fee of $3,500 for each annual meeting of stockholders;

•	a cash meeting fee of $2,500 for each board meeting attended in person;

•	a cash meeting fee of $600 for each committee meeting and telephonic board meeting;

•	a grant of 30,000 restricted stock units under the 2004 Director Plan upon election, or re-election, to the board of directors that vests in full on the third anniversary of the grant date, subject to earlier vesting, on a pro rata basis, upon a director’s death, disability, or retirement;

•	an annual grant of 2,000 restricted stock units under the 2004 Director Plan upon appointment to any board committee that vests in full on the first anniversary of the grant date, subject to earlier vesting, on a pro rata basis, upon a director’s death, disability, or retirement;

•	an annual grant of 1,500 restricted stock units under the 2004 Director Plan to the Chairman of the Audit Committee that vests in full on the first anniversary of the grant date, subject to earlier vesting, on a pro rata basis, upon the director’s death, disability, or retirement;

•	an annual grant of 1,000 restricted stock units under the 2004 Director Plan to the Chairman of the Compensation and Human Resources Committee that vests in full on the first anniversary of the grant date, subject to earlier vesting, on a pro rata basis, upon the director’s death, disability, or retirement; and

•	an annual grant of 1,000 restricted stock units under the 2004 Director Plan to the Chairman of the Corporate Governance and Nominating Committee that vests in full on the first anniversary of the grant date, subject to earlier vesting, on a pro rata basis, upon the director’s death, disability, or retirement.

Directors may also be reimbursed for expenses in connection with attendance at Board and committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We compensate our management through a combination of base salary, annual incentive bonuses and long-term equity based awards which are designed to be competitive with those of a peer group which we have selected for comparative purposes and to align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our Compensation Committee approves, implements and monitors all compensation and awards to executive officers including the chief executive officer, chief financial officer and the other executive officers named in the Summary Compensation Table below, all of whom we refer to as the named executive officers or NEOs.

The Compensation Committee’s membership is determined by the Board of Directors and is currently composed of three non-management directors. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. During 2006, the Compensation Committee did not delegate any of its responsibilities. The Compensation Committee engaged an outside consulting firm in 2004 and 2005, Compensation Strategies, Inc. as a consultant to review Mobility’s compensation practices and to compare the compensation of Mobility’s executive officers and those of a comparative group. The Compensation Committee did not engage any consultant in 2006.

The Compensation Committee meets throughout the year in person to perform its duties and periodically approves and adopts, or makes recommendations to the Board for, the Company’s compensation decisions (including the approval of grants of restricted stock units to our named executive officers). The CEO and the General Counsel attend regular Committee meetings (each meeting concludes with an executive session during which only the Committee members are present).

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our chief executive officer and our general counsel who recuses himself when the Compensation Committee discusses his compensation. Mr. Mollo, our CEO, annually reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program, and the grants of long-term equity incentive awards for all executive officers, excluding himself. Based in part on these recommendations from our CEO and other considerations discussed below, the Compensation Committee approves the annual compensation package of our executive officers other than our CEO. The Compensation Committee also annually analyzes our CEO’s performance and determines his base salary, annual cash incentive plan payout and long-term equity awards based on its assessment of his performance. The annual performance reviews of our named executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for, and payments under our annual cash incentive plan and grants of long-term equity incentive awards. When making decisions on setting base salary, targets for and payments under our annual cash incentive program and initial grants of long-term equity incentive awards for new executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions to be made by the executive officer to us.

The Compensation Committee reviewed all components of compensation for our executive officers, including salary, target bonus, the dollar value to the executive and cost to Mobility of all perquisites and all severance and change of control arrangements. Based on this review, the Compensation Committee determined that the compensation paid to our named executive officers reflected our compensation philosophy.

Compensation Philosophy

Our executive compensation plans have been designed to attract, retain and reward high caliber executives who are expected to formulate and execute our business plans in a manner that will provide our stockholders with a higher than average return on our common stock while ensuring that our compensation levels are fair and appropriate to both our executives and stockholders. We believe that the compensation of our named executive officers should focus their behavior on the achievement of both individual and corporate annual targets as well as long-term business objectives and strategies. Specifically, the goals and objectives of our compensation program are:

•	to encourage growth and create increased stockholder value through the efficient use of corporate assets;

•	to recognize the contribution made by exceptional management; and

•	to provide the framework, as a component of the total compensation program, to attract, retain and motivate highly qualified management personnel.

To achieve these goals, we integrate base compensation with bonuses based upon a variety of factors that include our operating performance, as well as each participant’s individual initiative and performance. The three main elements of our compensation plans and policies, base salary, annual incentive bonuses and long-term incentives in the form of equity grants, have been designed to significantly link total compensation with our operating performance. We do not use a mechanical formula for determining the mix of types of compensation paid to each of our named executive officers; rather, we look at each individual’s performance and our corporate performance and the CEO’s (except with respect to his own compensation) and the Committee’s judgment and experience to determine an appropriate mix of compensation for each individual.

Encouraging Growth and Increasing Stockholder Value.

Because we are a relatively small company with limited capital resources, we believe it is incumbent upon our NEOs to utilize our available assets in an efficient manner. We have developed performance criteria measuring revenue growth, profit and loss performance and other qualitative factors based on achievement of specific tactical goals that support our strategic initiatives in order to motivate our NEOs to efficiently use our corporate assets. We believe that these measures reflect the efficient use of corporate assets because, if achieved, they will result in improved performance and increased profitability. We provide equity incentives, in the form of restricted stock units, so that our named executive officers will be incentivized to increase stockholder value over the long term. We utilize RSUs rather than other forms of equity compensation because we believe that RSUs effectively meet our equity incentive objectives and the accounting treatment of RSUs is more attractive than that of other forms of equity compensation in light of SFAS 123(R). We provide for both performance-based and time vesting because we believe that our NEOs should benefit from meeting or exceeding the goals we establish for performance vesting while also providing for time vesting in order to encourage our NEOs to remain with Mobility.

Recognizing Contributions.

We use a combination of company goals and individual performance measures to motivate exceptional performance. We award annual cash bonuses based upon a variety of factors that include our operating performance, which we believe is best measured by EBITDA, as well as each participant’s individual initiative and performance as measured by individual goals unique to the NEO’s position and responsibilities.

Attracting, Retaining and Motivating Personnel.

In early 2004, and again in 2005, the Compensation Committee retained Compensation Strategies, an independent consultant, to review our compensation plans in total and the overall compensation philosophy for our executive officers, particularly in light of the new accounting rules that had been adopted relating to the expensing of stock options. Compensation Strategies recommended a compensation philosophy set at the 50th percentile of the market, to be determined by a review of peer company data, with the ability to go above or below the 50th percentile depending on the experience and capabilities of the individual and the critical nature of that individual’s role. The peer group consisted of 19 publicly traded companies based on the following parameters:

•	Companies from the computer communication and peripheral equipment industry;

•	Companies with revenues ranging from $54 million to $212 million; and

•	Companies with market capitalizations ranging from $27 million to $563 million.

The peer group companies included:

Computer Network Technology Corporation	Netopia, Inc.
Concurrent Computer Corporation	Network Equipment Technologies, Inc.
Cray Inc.	Omnicell, Inc.
Dataram Corporation	Overland Storage, Inc.
Digi International Inc.	Paradyne Networks, Inc.
Fargo Electronics, Inc.	RadiSys Corporation
Franklin Electronic Publishers, Incorporated	SBS Technologies, Inc.
Key Tronic Corporation	SCM Microsystems, Inc.
MTI Technology Corporation	Visual Networks, Inc.
Neoware Systems, Inc.

We have chosen the 50th percentile because we believe it allows us to attract and retain executives while also helping us provide a flexible structure which links compensation to performance. For each individual officer, we also consider our needs for that officer’s skill set, experience, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers and the competitive landscape for the executive officer’s skill set and position

Elements of the Compensation Program

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs:

Component	Type of Payment	Goal and Objective

Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain executive talent.
Annual Incentive Bonus	Company and Individual Performance-based annual cash payment.	Encourage growth/Create increased stockholder value. Recognize contribution of management.
Long-term Incentives	Company and Individual Performance-based equity awards.	Align interests of executives with those of our stockholders. Encourage executive retention.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, long-term equity awards are the primary compensation-related motivator in attracting and retaining employees and that salary and bonus levels are secondary considerations to most employees. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level (which we believe is at the 50th percentile of our peer group) while providing the opportunity to be well rewarded through equity if Mobility performs well over time.

Base Salary.  During 2006, the Compensation Committee determined base salaries for our named executive officers based upon the analysis prepared by Compensation Strategies in 2005, which included a comparison of competitive pay practices for the peer companies included in their study. The Compensation Committee also considered other factors including the executive officer’s role, past performance, experience and capabilities. The Compensation Committee does not assign relative weights to these factors but instead makes a subjective determination based on all of the factors. Base salaries are reviewed on an annual basis as well as at the time of any promotions or other changes in responsibilities. In determining whether base salaries should be increased, the Compensation Committee evaluates individual performance and the peer group pay levels for similar positions.

During 2006, there was no adjustment in Mr. Mollo’s base salary. In January 2006, Ms. Brubacher’s base salary was increased by $20,000 to a total base salary of $258,500 per year and Mr. Jones’ base salary was increased by $10,000 to a total base salary of $170,000 per year. In April 2006, Mr. Roberts’ base salary was increased by $15,000 to a total base salary of $150,000 per year. Mr. Downer began his employment with Mobility in July 2006 and therefore had no adjustment in his base salary during 2006.

The base salaries paid to our NEOs in 2006 are set forth below in the Summary Compensation Table. For 2006, base salary cash compensation was $1,057,195 with our CEO receiving approximately $340,080. We believe that the salaries paid achieved our objectives and were within our target. On January 1, 2007, Mr. Roberts’ base salary was increased by $15,000 to a total base salary of $165,000 per year. To date, no other adjustments have been made to the base salary compensation of any other NEO.

Incentive Compensation.  The Compensation Committee is responsible for administering and interpreting our incentive compensation program, including determining eligibility, approving performance goals and plans, and determining bonus awards. The Compensation Committee adopted a discretionary bonus plan for 2006 based upon individual goals and company-wide specified consolidated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) targets. We have chosen EBITDA because we believe it accurately reflects our compensation philosophy of encouraging growth and creating increased stockholder value through the efficient use of corporate assets. Because it eliminates non-cash charges such as depreciation and amortization, we believe that EBITDA provides a true measure not only of our sales growth but also our ability to control costs. For more information about the amounts payable under our incentive compensation programs, please refer to the Grants of Plan Based Awards Table on page 23.

The determination of whether to make incentive compensation payments under the incentive compensation program takes into account input from our NEOs and the Compensation Committee’s consideration, among other things, of one or more of the goals outlined below. The Compensation Committee has the discretion to take individual performance into account and to make adjustments, up or down, of the amount to be paid under the formula described below. For example, while we achieved an EBITDA target during 2005 that would have resulted in payouts under the discretionary bonus plan at the 80% level, the Compensation Committee determined, based on its review of our operating performance, that bonus awards at this level were not appropriate. The Compensation Committee did, however, grant discretionary bonuses at a level ranging between 6% and 10% of base compensation to reward the executive officers and select personnel for their performance in connection with sale of a portfolio of 46 patents and patents pending related to Mobility’s Split Bridge and serialized PCI intellectual property for $13 million.

The following is a summary of the individual incentive compensation programs for our NEOs during 2006:

Charles R. Mollo.  For Mr. Mollo, the individual goal accounted for 50% of his targeted bonus and the EBITDA target accounted for the other 50%. Mr. Mollo’s individual goal was for each of the individuals who directly reported to him to achieve their respective individual goals. Mr. Mollo received a bonus of $35,500 as a result of his individual goal.

Joan W. Brubacher.  For Ms. Brubacher, the individual goal accounted for 50% of her targeted bonus and the EBITDA target accounted for the other 50%. Ms. Brubacher’s individual goals were for each of the individuals who directly reported to her to achieve their respective individual goals and to restructure one of Mobility’s commercial relationships by a specified date. Ms. Brubacher received a bonus of $38,595 as a result of the achievement of her individual goals.

Jonathan Downer.  For Mr. Downer, the individual goal accounted for 86% of his targeted bonus and the EBITDA target accounted for the other 14%. Mr. Downer’s individual goals included the completion of agreements with respect to the sale of certain products to various customers and the achievement of sales and margin targets for Mobility’s power business. Mr. Downer received an additional bonus of $3,000 as a result of the achievement of his individual goals. In addition, Mr. Downer received guaranteed bonus payments equal to $114,000 as part of his employment agreement with Mobility.

Randy Jones.  For Mr. Jones, the individual goal accounted for 48% of his targeted bonus, the EBITDA target accounted for 32% of his targeted bonus, and a revenue goal for the connectivity business accounted for the other 20% of his targeted bonus. Mr. Jones’ individual goals included the completion of manufacturing verification tests for certain products and the completion of agreements with respect to the sale of certain products and the achievement of an agreed upon level of inventory turns by the end of 2006. Mr. Jones received a bonus of $4,615 as a result of the achievement of his individual goals. Mr. Jones did not achieve a bonus for the connectivity business revenue goal because Mobility did not achieve the target for 2006.

Brian M. Roberts.  For Mr. Roberts, the individual goal accounted for 60% of his targeted bonus and the EBITDA target accounted for the other 40%. Mr. Roberts’ goals included the settlement or successful resolution of certain litigation and insurance claims by a specified date and the continued compliance by Mobility with all SEC and corporate governance requirements. Mr. Roberts received a bonus of $24,580 as a result of the achievement of his individual goals.

None of the NEOs received a bonus for the EBITDA component of our bonus plan as Mobility did not achieve the EBITDA target in 2006.

Equity Compensation.  We believe that stock ownership by our executive officers, through our equity-based compensation plans, aligns the interests of the executive officers with those of our stockholders. By using equity-based compensation, over a period of time, our executive officers should become larger holders of common stock. This is intended to strengthen their identification with our stockholders and make increasing stockholder value an even more important focus for our management group. In addition, the Compensation Committee believes that the use of equity-based compensation combined with a focus on our operating performance will create a balance of these two long-term objectives.

Long-term equity grants are made under our 2004 Omnibus Long-Term Incentive Plan adopted by the Company’s stockholders at its 2004 annual meeting. The Compensation Committee may make the following types of grants under the Omnibus Plan, with terms to be established by the Compensation Committee:

•	Stock options;

•	Stock appreciation rights;

•	Restricted stock awards;

•	Performance awards; and

•	Other stock-based awards.

The total aggregate number of shares of our common stock that may be issued under the Omnibus Plan is 2,350,000 shares. This share limit will be adjusted by the Compensation Committee in the event of a stock dividend, spin-off, merger or other event affecting our capitalization. The Omnibus Plan will terminate on March 11, 2014.

Prior to 2005, we granted stock options as the main form of equity-based incentives. We selected options because of the widespread expectation of employees in our industry that they would receive stock options and the favorable accounting and tax treatment to us. However, beginning in 2005 with our adoption of Financial Accounting Standards No. 123 (R), the accounting treatment of stock options became less attractive. As a result, beginning in 2005, we began granting long-term, equity-based compensation in the form of restricted stock units pursuant to a Company-wide equity compensation program adopted by the Committee in 2004. These restricted stock units were granted under the Company’s 2004 Omnibus Long-Term Incentive Plan adopted by the Company’s stockholders at its 2004 annual meeting.

We award restricted stock units on a biennial basis to existing employees and quarterly to new hires. We chose to grant RSUs on a biennial basis because we believe it serves to recognize the contribution of our employees, encourages employee retention, and allows acceleration objectives to be set in a manner that creates incentives for improved performance and increased profitability. We do not time restricted stock unit or other equity grants in coordination with the release of material non-public information. All full-time employees, including the named executive officers, receive restricted stock units that allow each to receive shares of our common stock upon the achievement of a specific performance objective tied to net income. We chose this objective because we believe that if the net income objective is met, our goal of providing superior stockholder returns will also be met. Alternatively, if the performance objective is not met within five years of the date of grant, the restricted stock units will vest automatically, in full, at that time. In addition, the restricted stock units may vest earlier, on a pro-rata basis, upon the death, disability, termination without cause, or retirement of the plan participants. This accelerated vesting is discussed under “Termination Payments” below.

The size of the awards granted to the Company’s named executive officers in 2006 were based upon a review of awards granted to executive officers at the peer group described above and targeted at the 50th percentile level, as well as the performance of each executive officer compared to our strategic plan and an analysis of the executive officer’s role, past performance, experience and capabilities.

Other Executive Benefits and Perquisites

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, long-term disability insurance and our 401(k) plan. In addition, Mr. Mollo and Ms. Brubacher receive a supplemental executive health insurance policy and Mr. Mollo is reimbursed for certain travel expenses.

Impact of Regulatory Requirements on Compensation

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the CEO or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. We believe that our stock option grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of Mobility that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe we are in compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2004, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Mobility has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee.

Robert W. Shaner, Chairman
William O. Hunt
Jerre L. Stead

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and CEO, our CFO, our three other highest paid executive officers for 2006, and one additional individual for whom disclosure would have been one of our highest paid executive officers for 2006 but for the fact that this individual was not serving as an executive officer at the end of the year.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	(4)($)	($)(5)	($)

Charles R. Mollo Chairman of the Board of Directors, President and Chief Executive Officer	2006	340,080	-0-	146,400	-0-	35,500	23,829	545,809
Joan W. Brubacher Executive Vice President and Chief Financial Officer	2006	256,808	-0-	163,370	12,402	38,595	18,107	489,283
Tim Jeffries Executive Vice President and Chief Operating Officer(6)	2006	55,038	-0-	155,550	119,481	-0-	280,972	611,041
Jonathan Downer Senior Vice President, Worldwide Sales and Distribution	2006	98,538	114,000	44,954	-0-	3,000	-0-	260,493
Randy Jones Senior Vice President and General Manager — Connectivity(7)	2006	153,846	-0-	54,984	-0-	4,615	6,373	219,818
Brian M. Roberts Vice President, General Counsel and Secretary	2006	152,885	-0-	54,984	-0-	24,580	6,046	238,495

(1)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amount for Mr. Downer represents a $14,000 signing bonus and two minimum quarterly payments of $50,000 each for the third and fourth quarters of 2006 which were guaranteed at his hiring date.

(2)	The amount shown in this column reflects the compensation expense for outstanding restricted stock and RSU awards held by the NEOs recognized by Mobility in 2006 in accordance with SFAS 123(R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the NEOs in 2006. The restricted stock awards for which this expense is shown in the Summary Compensation Table (“SCT”) also includes awards granted in 2005 for which Mobility recognized expense in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 16 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(3)	The amount shown in this column reflects the compensation expense for outstanding options held by the NEOs recognized by Mobility in 2006 in accordance with SFAS 123(R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the NEOs in 2006. The stock option awards for which this expense is shown in the SCT also includes awards granted in 2002 and 2003 for which Mobility continued to recognize expense in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 16 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K. No additional options were granted in 2006.

(4)	The amount shown in this column represents the annual cash incentive award earned under Mobility’s discretionary bonus plan.

(5)	The amounts set forth under “All Other Compensation” represent the aggregate dollar amount for each NEO for perquisites and other personal benefits, 401(k) contributions by Mobility, executive health insurance, travel expenses, home internet reimbursement, and severance pay and paid time off payout.

					Severance Pay
		Executive Health	Travel	Internet	and Paid Time Off
Name	401(k)($)	Insurance($)	Reimbursements($)	Reimbursement($)	Payout($)

Charles R. Mollo	6,278	12,539	4,435	577	-0-
Joan W. Burbacher	8,464	9,149	-0-	494	-0-
Tim Jeffries	2,568	4,084	-0-	-0-	273,319
Jonathan Downer	-0-	-0-	-0-	-0-	-0-
Randy Jones	6,221	-0-	-0-	-0-	-0-
Brian M. Roberts	6,046	-0-	-0-	-0-	-0-

(6)	Mr. Jeffries resigned all of his positions with Mobility effective April 3, 2006. Under the terms of a separation agreement with Mr. Jeffries, Mobility continued to pay his base salary for the remainder of 2006 as severance pay.

(7)	Mr. Jones resigned as an officer of Mobility in April 2007.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock to our NEOs during 2006.

											All Other
								Estimated	All Other		Option
								Future	Stock		Awards:		Grant Date
								Payouts Under	Awards:		Number of		Fair Value
		Estimated Future Payouts Under						Equity Incentive	Number of		Securities		of Stock
		Non-Equity Incentive Plan Awards(1)						Plan Awards	Shares of		Underlying		and Option
	Grant	Threshold		Target		Maximum		Target	Stock or		Options		Awards
Name	Date	($)(1)		($)(1)		($)(1)		(#)(2)	Units (#)		(#)		($)(3)

Charles R. Mollo	04/13/06	95,222		238,056		476,112
Joan W. Brubacher	04/03/06							35,000					281,400
	04/13/06	61,449		153,623		307,247
Tim Jeffries	03/30/06	N/A	(4)	N/A	(4)	N/A	(4)		17,500	(5)			140,700
	03/30/06										17,861	(6)	113,817
Jonathan Downer(7)	07/17/06	22,400		200,000		228,000
	07/17/06							50,000					347,500
Randy Jones	04/03/06							15,000					120,600
	04/13/06	14,769		76,923		113,846
Brian M. Roberts	04/03/06							15,000					120,600
	04/13/06	14,566		45,519		81,935

(1)	These columns show the range of awards under our incentive compensation program, which is described in the section “Incentive Compensation Program” in the Compensation Discussion and Analysis.

The “threshold” column represents the amount payable if the EBITDA target is attained at the 80% level of performance. Payments could be less than the “threshold” amount reflected in this column upon partial achievement of individual performance goals as determined by the Committee in its sole discretion however, because these amounts were not determinable on the date of grant, they were not included in this column. Further, because individual performance goals were not included in the 2005 incentive compensation program, representative amounts from 2005 were also not included in this column.

The “target” column represents the amount payable if the EBITDA target is attained at the 100% level and all of the individual goals are attained.

The “maximum” column represents the maximum payout if the EBITDA target is attained at the 300% level and all of the individual performance goals are attained.

The bonus amount for 2006 was paid in March 2007 as shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation” and is based on the goals referenced in footnote 4 of that table.

(2)	This column shows the awards granted under our 2004 Ominbus Long-Term Incentive Plan as described in the section “Equity Compensation” in the Compensation Discussion and Analysis. RSU grants vest 100% upon the earlier to occur of (x) the achievement of a specific performance objective set forth in each NEOs RSU agreement, (y) the fifth anniversary of the date of grant, or (z) upon the occurrence of a change of control event. RSU grants vest earlier on a pro rata basis upon the individual’s death, disability, termination without cause or retirement. The dollar amount recognized by us for these awards is shown in the Summary Compensation Table in the column entitled “Stock Awards” and their valuation assumptions are referenced in footnote 2 of that table.

(3)	The amount shown in this column represents the total grant date fair value of the awards computed in accordance with SFAS 123(R). See Note 16 to the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the valuation assumptions used in determining the grant date fair value of stock and option grants.

(4)	Mr. Jeffries was no longer employed by Mobility at the time the bonus plan was adopted.

(5)	The amounts reflected in this column represent the number of restricted stock units accelerated in connection with Mr. Jeffries resignation pursuant to his separation agreement with Mobility.

(6)	The amounts reflected in this column represent the number of options accelerated in connection with Mr. Jeffries resignation pursuant to his separation agreement with Mobility.

(7)	The amounts disclosed for Mr. Downer do not include the guaranteed bonuses paid to him in 2006 totaling $114,000.

Relationship of Salary and Annual Incentive Compensation to Total Compensation

The following table sets forth the relationship of salary and annual incentive compensation to total compensation for each of our CEO, CFO and the remaining NEOs.

		% of Annual
	% of Salary to	Cash Incentive Payment
Name	Total Compensation	to Total Compensation

Charles R. Mollo	62	6
Joan W. Brubacher	52	8
Tim Jeffries	9	—
Jonathan Downer	38	45
Randy Jones	70	2
Brian M. Roberts	64	10

Employment Agreements and Termination Payments

We have employment agreements with Mr. Mollo, Ms. Brubacher and Mr. Downer. Mr. Mollo and Ms. Brubacher’s agreements expired on June 1, 2005, but automatically renewed on June 1, 2005 and will continue to automatically renew on a year-to-year basis at the end of each annual term, unless either party to the agreement gives the other party notice of termination at least 90 days prior to the end of the then current term. None of the parties have provided notice 90 days prior to June 1, 2007 and, therefore, the employment agreements will extend until June 1, 2008. The employment agreements provide for increases in salary as determined by the Board of Directors. Mr. Downer’s employment agreement expires on December 31, 2008 and will continue to automatically renew on a year-to-year basis at the end of each annual term, unless either party to the agreement gives the other party notice of termination at least 90 days prior to the end of the then current term.

Pursuant to the terms of the restricted stock unit agreements awarded during 2005 and 2006, all RSUs granted to all employees, including NEOs, will vest on a pro rata basis, upon the individual’s death, disability, termination without cause or retirement.

Mr. Mollo.  As of December 31, 2006, Mr. Mollo’s annual base salary was $340,080. Mr. Mollo has a targeted annual cash bonus, for each fiscal year that the agreement is in effect, of 70% of his then current base salary. If Mr. Mollo’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Mr. Mollo or just cause, as defined in the agreement, Mr. Mollo is entitled to continue to receive his salary for a period of six months following the date of termination. If Mr. Mollo’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Mr. Mollo or just cause, as defined in the agreement, and such termination occurs within two years after a change of control in the Company, as defined in the agreement, Mr. Mollo is entitled to receive a lump sum payment equal to his then current salary for one year plus his cash bonus for one year at 100% achievement and continued health benefits. In the event of a change of control, as defined in the agreement, all equity compensation held by Mr. Mollo shall become immediately and fully vested and not subject to restriction.

Ms. Brubacher.  As of December 31, 2006, Ms. Brubacher’s annual base salary was $258,500. Ms. Brubacher has a targeted annual calendar year cash bonus of 60% of her then current salary. If Ms. Brubacher’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Ms. Brubacher or just cause, as defined in the agreement, Ms. Brubacher is entitled to continue to receive her salary for a period of six months following the date of termination. If Ms. Brubacher’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Ms. Brubacher or just cause, as defined in the agreement, and such termination occurs within two years after a change of control in the Company, as defined in the agreement, Ms. Brubacher is entitled to receive a lump sum payment equal to her then current salary for one year plus her cash bonus for one year at 100% achievement and continued health benefits. In the event of a change of control, as defined in the agreement, all equity compensation held by Ms. Brubacher shall become immediately and fully vested and not subject to restriction.

Mr. Downer.  As of December 31, 2006, Mr. Downer’s annual base salary was $213,500. Mr. Downer has a targeted annual cash bonus, for each fiscal year that the agreement is in effect, of 70% of his then current base salary. If Mr. Downer’s employment agreement is terminated for constructive termination, or for any reason other than its expiration as a result of Mr. Downer’s decision not to continue his employment with Mobility, the death or disability of Mr. Downer, or just cause, as defined in the employment agreement, Mr. Downer is entitled to receive a severance payment equal to the salary, cash incentives and bonus earned by Mr. Downer during the twelve month period immediately preceding the date of such termination. In the event of a change of control, as defined in the employment agreement, all equity compensation held by Mr. Downer will become immediately and fully vested and not subject to restriction.

Mr. Roberts.  As of December 31, 2006, Mr. Roberts annual base salary was $150,000. Mr. Roberts does not have an employment agreement with Mobility. Mr. Roberts is, however, a party to a change-in control agreement under which, for two (2) years after a change in control, as defined in the agreement, if his employment is involuntarily terminated, as defined in the agreement, he will receive a lump sum of six months’ base salary and six months’ of his maximum bonus for the year in which he is terminated. In addition, in the event of a change of control, all equity compensation held by Mr. Roberts will become immediately and fully vested and not subject to restriction.

Mr. Jones.  As of December 31, 2006, Mr. Jones annual base salary was $170,000. Mr. Jones does not have either an employment agreement or a change in control agreement.

The table below contains certain information concerning termination and change in control payments as if the event occurred on December 31, 2006 for our named executive officers.

TERMINATION AND CHANGE IN CONTROL PAYMENTS TABLE

		Before Change		After Change
		in Control		in Control
		Termination w/o		Termination w/o		Voluntary
		Just Cause or		Just Cause or		Termination
		Constructive		Constructive		or with	Death /	Change in
		Termination		Termination		Just Cause	Disability	Control
Name	Type of Benefit	($)		($)		($)	($)	($)(3)

Charles R. Mollo	Severance Pay	170,040	(1)	578,136	(2)	-0-	-0-	-0-
	Option Acceleration	-0-		-0-		-0-	-0-	-0-
	RSU Acceleration	128,415		335,000		-0-	128,415	335,000
Joan W. Brubacher	Severance Pay	128,404	(1)	410,431	(2)	-0-	-0-	-0-
	Option Acceleration	-0-		-0-		-0-	-0-	-0-
	RSU Acceleration	117,156		368,500		-0-	117,156	368,500
Jonathan Downer	Severance Pay	413,500	(3)	413,500	(3)	-0-	-0-	-0-
	Option Acceleration	N/A		N/A		N/A	N/A	N/A
	RSU Acceleration	19,939		167,500		-0-	19,939	167,500
Randy Jones	Severance Pay	-0-		-0-		-0-	-0-	-0-
	Option Acceleration	-0-		-0-		-0-	-0-	-0-
	RSU Acceleration	37,024		123,531		-0-	37,024	123,531
Brian Roberts	Severance Pay	-0-		99,202	(4)	-0-	-0-	-0-
	Option Acceleration	-0-		-0-		-0-	-0-	-0-
	RSU Acceleration	37,024		123,531		-0-	37,024	123,531

(1)	These amounts reflect a lump sum payment equal to half of the officer’s annual base salary during 2006.

(2)	These amounts reflect a lump sum payment equal to the officer’s annual base salary during 2006 plus incentive compensation assuming 100% achievement of EBITDA targets and individual goals.

(3)	These amounts reflect a lump sum payment equal to the officer’s annual base salary during 2006, incentive compensation assuming 100% achievement of EBITDA targets, and individual goals, and cash incentives.

(4)	These amounts reflect a lump sum payment equal to half of the officer’s annual base salary during 2006, plus 50% of incentive compensation assuming 100% achievement of EBITDA targets and individual goals.

Based upon the Compensation Standards report, we believe that our severance and change in control provisions are consistent with the programs and levels of severance and post employment compensation of other companies in our peer group and believe that these arrangements are reasonable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options outstanding and unvested RSUs for each of the NEOs as of the end of 2006.

	Option Awards				Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
					Plan Awards:	Market or
					Number of	Payout Value of
	Number of	Number of			Unearned Shares,	Unearned Shares,
	Securities	Securities			Units or	Units or
	Underlying	Underlying	Option		Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Charles R. Mollo	150,000	-0-	9.05	12/16/09	100,000	335,000
Joan W. Brubacher	2,858	-0-	1.27	03/22/07	110,000	368,500
	10,714	-0-	0.84	11/19/08	N/A	N/A
	42,860	-0-	0.99	02/07/09	N/A	N/A
	25,000	-0-	9.05	12/16/09	N/A	N/A
Tim Jeffries	-0-	-0-	N/A	N/A	-0-	-0-
Jonathan Downer	-0-	-0-	N/A	N/A	50,000	167,500
Randy Jones	22,166	-0-	8.25	07/01/10	36,875	123,531
	7,834	-0-	8.25	07/10/10	N/A	N/A
Brian M. Roberts	15,000	-0-	7.44	09/11/09	36,875	123,531
	15,000	-0-	8.48	05/26/10	N/A	N/A

OPTION EXERCISES AND STOCK VESTED

The following table reflects the aggregate value realized by the NEOs for option exercises and for restricted stock that vested in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Charles R. Mollo	38,526	233,039	-0-	-0-
Joan W. Brubacher	-0-	-0-	-0-	-0-
Tim Jeffries	86,423	468,092	17,500	140,700
Jonathan Downer	-0-	-0-	-0-	-0-
Randy Jones	-0-	-0-	-0-	-0-
Brian M. Roberts	-0-	-0-	-0-	-0-

(1)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the grant price of the option times the number of options exercised.

(2)	The value realized is the fair market value on the date the restricted stock vested.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2007 by:

•	each person or entity known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our Directors and Executive Officers; and

•	all of our Directors and Executive Officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Number of Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)		Percentage(3)

Directors and Executive Officers:
Charles R. Mollo(4)(5)	1,847,917		5.8%
Larry M. Carr(6)	350,101		1.1%
Jeffrey R. Harris(5)(7)	1,423,625		4.5%
William O. Hunt(8)	136,801		*
Robert W. Shaner(9)	39,262		*
Jerre L. Stead(10)	225,691		*
Joan W. Brubacher(11)	283,244		*
Jonathan S. Downer	-0	-	*
Brian M. Roberts(12)	30,877		*
Darryl S. Baker(13)	99,072		*
Executive officers and directors as a group (10 persons)	3,267,523		10.1%
5% or more Stockholders:
Adage Capital Partners, L.P.(14)	7,349,500		23.1%
Alydar Partners, LLC(15)	2,049,835		6.4%

*	Represents beneficial ownership of less than 1%.

(1)	The address of all directors and Named Executive Officers is c/o Mobility Electronics, Inc., 17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255.

(2)	“Beneficially” owned shares, as defined by the Securities and Exchange Commission, are those shares as to which a person has voting or investment power, or both. “Beneficial” ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(3)	Percentage of beneficial ownership is based upon 31,804,992 shares of common stock outstanding as of April 20, 2007. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of April 20, 2007, including upon the exercise of an option or warrant.

(4)	Includes 21,864 shares of common stock that may be purchased upon the exercise of outstanding options.

Mr. Mollo is also deemed the beneficial owner of (a) 6,468 shares of common stock held by his wife, Janice Breeze-Mollo, over which she has sole voting and investment power; (b) 14,696 shares of common stock held by the JLM Revocable Trust, of which Ms. Breeze-Mollo is the trustee and shares voting and investment power; and (c) 30,966 shares of common stock held by the Breeze Family LLC, of which Ms. Breeze-Mollo is the manager and shares voting and investment power.

Mr. Mollo shares voting and investment power over (a) 8,000 shares of common stock held by The CRM Revocable Trust, of which Mr. Mollo is the trustee; and (b) 35,000 shares of common stock held by the John R. Harris and Timothy D. Harris Irrevocable Trust, of which Mr. Mollo is a trustee.

Mr. Mollo shares voting and investment power with Ms. Breeze-Mollo over (a) 85,441 shares of common stock of which they are the holder of record as joint tenants with right of survivorship; (b) 128,136 shares of common stock that may be purchased upon the exercise of options held by CJMO, LLC, a limited liability company in which Mr. Mollo and Ms. Breeze-Mollo are members and Mr. Mollo is the manager; (c) 71,470 shares of common stock owned by the CRM-008 Trust, of which Mr. Mollo and Ms. Breeze-

Mollo are trustees; (d) 165,056 shares of common stock held by La Luz Enterprises, L.L.C., of which Mr. Mollo is the sole manager, and the CRM-008 Trust, of which Mr. Mollo and Ms. Breeze-Mollo are trustees, is the sole member; and (e) 27,886 shares of common stock held by La Luz Enterprises-II, L.L.C., of which Ms. Breeze-Mollo is the sole manager, and the JLM-008 Trust, of which Mr. Mollo and Ms. Breeze-Mollo are trustees, is the sole member.

(5)	Mr. Mollo and Mr. Harris share voting and investment power over (a) 63,804 shares of common stock held by the Harris Family LLC, of which Mr. Harris is the manager and the John R. Harris and Timothy D. Harris Irrevocable Trust, of which Mr. Mollo is a co-trustee, is the majority member; (b) 411,768 shares of common stock held by New Horizons Enterprises, Inc., of which Mr. Harris owns approximately 26% and is the president and director, and trusts controlled by Mr. Mollo and Ms. Breeze-Mollo, the CRM-008 Trust and the JLM-008 Trust, together own approximately 74%; and (c) 693,495 shares of common stock held by New Vistas Investment Corporation, of which Mr. Harris owns approximately 24% and is the president and director, Ms. Breeze-Mollo is the vice president and director, and trusts controlled by Mr. Mollo and Ms. Breeze-Mollo, the CRM-008 Trust and the JLM-008 Trust, own approximately 73%. Mr. Harris owns approximately 20%.

(6)	Includes 140,149 shares of common stock held by OHA Financial, Inc., of which Mr. Carr is a director and majority stockholder; 61,855 shares held with Ms. Sharon Carr as tenants in common; 13,823 shares of common stock that may be purchased upon the exercise of outstanding warrants; 16,000 shares of common stock that may be purchased upon the exercise of outstanding options; and 28,300 restricted stock units scheduled to vest within 60 days of April 20, 2007.

(7)	Includes 27,647 shares of common stock that may be purchased upon the exercise of outstanding warrants; 16,000 shares of common stock that may be purchased upon the exercise of outstanding options; and 5,800 restricted stock units scheduled to vest, within 60 days of April 20, 2007.

(8)	Includes 126,001 shares of common stock owned by B&G Partnership Limited, which Mr. Hunt co-owns with his spouse; 3,600 shares owned by BCG Partnership Limited, of which Mr. Hunt is general partner; and 7,200 restricted stock units scheduled to vest within 60 days of April 20, 2007.

(9)	Includes 27,300 restricted stock units scheduled to vest within 60 days of April 20, 2007.

(10)	Includes 21,000 shares of common stock that may be purchased upon the exercise of outstanding options; and 28,300 restricted stock units scheduled to vest within 60 days of April 20, 2007.

(11)	Includes 78,574 shares of common stock that may be purchased upon the exercise of outstanding options. Also includes 201,812 shares of common stock that are pledged as collateral for a margin loan, which is at a fair market interest rate.

(12)	Includes 30,000 shares of common stock that may be purchased upon the exercise of outstanding options.

(13)	Includes 50,000 shares of common stock that may be purchased upon the exercise of outstanding options.

(14)	Based solely on a Form 4 filed with the Securities and Exchange Commission on December 1, 2006. The Form 4 indicates that these shares are held directly by Adage Capital Partners, L.P., a limited partnership of which Adage Capital Partners GP, L.L.C. is the general partner. The Form 4 indicates that Adage Capital Partners GP, L.L.C. has discretion over these shares, but disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for Adage Capital Partners GP, L.L.C. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(15)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, which indicates that these shares are beneficially owned by Alydar Partners, LLC and various related persons and entities. The Schedule 13G/A reports shared power to vote, or direct the voting, and shared power to dispose, or direct the disposition, of a total of 2,049,835 shares. The address for Alydar Partners, LLC is 222 Berkeley Street, 17th floor, Boston, MA 02116.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

There were no related party transactions in 2006.

On April 16, 2007, we completed the sale of substantially all of the tangible assets related to our PCI expansion and docking business pursuant to an agreement we entered into on February 21, 2007 with Mission Technology Group, Inc. Randy Jones, our former Senior Vice President and General Manager, Connectivity, is the president and majority shareholder of Mission.

As a result of this transaction and the closing on April 13, 2007 of the sale of a portfolio of patents and patents pending related to our PCI expansion and docking technology to A.H. Cresant Group LLC, we received total net proceeds of $4.855 million, which includes $100,000 in cash that we will receive upon the removal of legacy liens against the intellectual property involved in the sale, $825,000 in cash, two secured promissory notes from Mission totaling $3.93 million, and a 15% fully diluted equity interest in Mission.

The first secured promissory note totals $2.5 million, bears interest at 6% per year, and is payable in twenty consecutive quarterly installments of $125,000 plus interest beginning on May 1, 2008. In addition, beginning May 1, 2008, and continuing until this first secured promissory note has been paid in full, Mission must make a prepayment under this note equal to 5% of its net profit for the prior calendar quarter which will be applied to the last quarterly installment due under the note at the time of such payment. The second secured promissory note totals $1.43 million, which is equal to the fair market value of the inventory sold to Mission on the closing date, and bears interest at 6% per year. Beginning in May 2007, Mission must make monthly payments equal to the fair market value of any closing inventory sold by Mission during such month, plus interest, with the unpaid principal and interest payable under this second secured promissory note due on November 1, 2008.

Given the related party nature of this transaction, we retained Needham & Company, LLC to assist us in connection with the disposition of our expansion and docking business. In determining the sales price for the assets and liabilities that we sold, we evaluated past performance and expected future performance, and received an opinion from Needham that the consideration to be received by us was fair from a financial point of view. Our Board of Directors approved the transactions following a separate review and recommended approval of the Mission transaction by our Audit Committee.

Policy Related to Related Party Transactions

Pursuant to our Audit Committee Charter, the Audit Committee, or a comparable body of our board, must review and approve all related party transactions. Our Audit Committee typically analyzes the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to Mobility;

•	whether the transaction is material to Mobility;

•	the role the related party has played in arranging the related party transaction;

•	the structure of the related party transaction; and

•	the interest of all related persons in the related party transaction.

In addition, our Bylaws state that any contract or transaction with Mobility in which one or more of our officers or directors have a financial interest will not be void or voidable if:

•	the material facts as to the officer or director’s relationship or interest and as to the contract or transaction are disclosed or are known to the board or committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; or

•	the material facts as to the officer or director’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

•	the contract or transaction is fair as to Mobility as of the time it is authorized, approved or ratified by the board, a committee of the board, or the stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish us with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for 2006, except that one Form 4 reporting one transaction was not timely filed by each of Mr. Shaner, Mr. Harris and Mr. Carr.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the meeting. However, should any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in the interests of the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s fiscal 2007 proxy statement and acted upon at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) must be received by the Company at its executive offices at 17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255, Attention: Corporate Secretary, on or prior to December 28, 2007.

Stockholder proposals submitted for consideration at the 2008 Annual Meeting but not submitted for inclusion in the Company’s fiscal 2007 proxy statement, including stockholder nominations for candidates for election as directors, generally must be received by the Company at its executive offices on or prior to December 28, 2007 in order to be considered timely under SEC rules. However, if the date of the 2008 Annual Meeting is a date that is not within 30 days before or after June 11, 2008, the anniversary date of the Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. Under applicable rules of the SEC, the Company’s management may vote proxies in their discretion regarding these proposals if (1) the Company does not receive notice of the proposal on or prior to December 28, 2007, or (2) the Company receives written notice of the proposal on or prior to December 28, 2007, describes the proposal in the Company’s proxy statement relating to the 2008 Annual Meeting and states how the management proxies intend to vote with respect to such proposal.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to stockholders for fiscal 2006 (the “2006 Annual Report”) and this proxy statement to multiple stockholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing and mailing costs and fees.

The 2006 Annual Report and this proxy statement are available at the Company’s web site at
http://www.mobilityelectronics.com. The Company will deliver promptly upon written or oral request a separate copy of the 2006 Annual Report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receipt a separate copy of the 2006 Annual Report or this proxy statement, stockholders should contact the Company at:

Investor Relations
Mobility Electronics, Inc.
17800 N. Perimeter Drive, Suite 200
Scottsdale, AZ 85255
(480) 596-0061 x155
ir@mobl.com

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding programs within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

EXPENSES OF SOLICITATION

All costs incurred in the solicitation of proxies will be borne by us. We estimate those costs to be approximately $15,000. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

MOBILITY ELECTRONICS, INC. FORM 10-K

Accompanying this proxy statement is a copy of our Annual Report for the fiscal year ended December 31, 2006 on Form 10-K.

You should rely only on the information contained in or incorporated by reference in this proxy statement to vote on the matters proposed herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Brian M. Roberts
Secretary

Scottsdale, Arizona April 26, 2007

Proxy Card for Common Stockholders
Mobility Electronics, Inc.
This Proxy is solicited on behalf of the Company’s Board of Directors.
     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Mobility Electronics, Inc. (the “Company”) to be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260 at 10:00 a.m. local time on June 11, 2007 (the “Meeting”), and the Proxy Statement and Annual Report mailed therewith and (2) appoints Brian M. Roberts and Joan W. Brubacher, or either of them, the undersigned’s proxy with full power of substitution for and in the name, place and stead of the undersigned to vote all shares of Common Stock of the Company owned by the undersigned standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote at the Meeting and any adjournments thereof, on the following matters as indicated below and such other business as may properly come before the Meeting.
     This Proxy, when properly executed and timely returned, will be voted in the manner directed herein by the stockholder. If no direction is made, this Proxy will be voted FOR the nominee as director and in the discretion of the proxies on any other matters that may properly come before the Meeting and any adjournments thereof.
     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them lawfully do by virtue hereof.
     PLEASE mark, sign, date and return the proxy card promptly using the enclosed envelope. No postage is required if mailed in the United States.
(Continued and to be signed on the other side)

MOBILITY ELECTRONICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2007.

1.	☐	FOR the election of Larry M. Carr as director

	☐	WITHHOLD AUTHORITY to elect Larry M. Carr as director

2.	☐	In the discretion of the proxies on any other matters that may properly come before the Meeting or any adjournments thereof including, without limitation, a vote to adjourn or postpone the meeting.

by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     DATED:                     , 2007

   Signature of Stockholder

   Signature if held jointly

Please date this proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name
Please mark, date, sign and mail your proxy promptly in the envelope provided.